     Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands
Phone 614-775-3739
Tween Brands Announces $175 Million Share Repurchase Program
Announces $143.3 Million Accelerated Share Repurchase Transaction
Updates Earnings Guidance
     NEW ALBANY, Ohio; September 13, 2007 – Tween Brands, Inc. (or the “Company”) today announced a special share repurchase program and approved an accelerated share repurchase transaction (“ASR”). Under the new share repurchase program, the Board has authorized the Company to purchase up to $175 million of its outstanding common shares. The Company expects to immediately enter into the ASR with Bank of America, N.A. (“Bank of America”). Pursuant to the ASR, the Company will purchase from Bank of America on September 14, 2007 5,200,000 shares of its common stock at an initial purchase price of $27.55 per share. The shares repurchased by the Company from Bank of America are expected to be held as treasury shares.
Bank of America is expected to purchase shares of the Company in the open market in connection with the ASR over a period not to exceed five months. The initial price of the shares purchased by the Company from Bank of America is subject to a price adjustment based on the volume weighted average price of the shares during this period. Upon completion of the ASR, the Company may be required to pay a price adjustment based on the average market price (subject to a pre-established maximum price adjustment for a portion of the transaction) during an averaging period, which is expected not to exceed five months and may end earlier at the option of Bank of America.
The ASR is in addition to the Company’s current share repurchase program, which has $148.3 million remaining under the authorization approved by the Board of Directors in May 2007. The remaining authorization from the Company’s current share repurchase program, as well as the remaining funds available under the $175 million term loan described below may be used by the Company to repurchase shares from time to time in the open market or in other negotiated transactions and in accordance with Securities and Exchange Commission requirements and limitations set forth in the ASR. However, there can be no assurance that Tween Brands will repurchase any additional shares under either the current share repurchase program or the new one.
Tween Brands will fund the ASR and any open market purchases under the new stock repurchase program through a $175 million term loan. This term loan, along with a new $100 million revolving line of credit, will replace the Company’s October 25, 2005 $100 million credit facility.
The Company expects the ASR to provide a modest benefit to earnings per share for fiscal 2007, with the majority of the benefit to be reflected in the Company’s weighted average common shares outstanding for the fourth quarter ending February 2, 2008. Accordingly, the Company is updating its previous earnings per share guidance:

•	Based on quarter-to-date operating results and an estimated benefit from the ASR of approximately $0.01 per share for the third quarter, Tween Brands now expects third quarter ending November 3, 2007 earnings per share to be in the range of $0.43 to $0.47 compared to the previous guidance of $0.40 to $0.45.

•	Based only on the estimated benefit from the ASR, the Company now expects fourth quarter ending February 2, 2008 earnings per share to be in the range of $1.03 to $1.13 compared to the previous guidance of $0.94 to $1.04.

•	As a result of Tween Brands’ revised outlook for the third and fourth quarters, and giving effect to the anticipated accounting treatment for the ASR, the Company now expects full-year 2007 earnings per share to be in the range of $1.84 to $1.98, compared to its previous guidance of $1.80 to $1.95.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the Company sells sportswear, related accessories and lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 583 stores across the United States, and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the Company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 221 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to potential future share repurchases and the Company’s financial performance for fiscal 2007 and beyond, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss potential future share repurchases, future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2007 to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release, and could affect the amount, if any of, any future share repurchases: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; our share price, a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; the impact of modifying and implementing new information technology systems; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission, including, but not limited to, our Forms 10-Q for the quarterly periods ended May 5, 2007 and August 4, 2007, and our Form 10-K for the fiscal year ended February 3, 2007. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the Company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com